CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH IMMATERIAL AND THE TYPE OF INFORMATION THAT INNOVATIVE SOLUTIONS AND SUPPORT, INC. TREATS AS CONFIDENTIAL. ACCORDINGLY, SUCH INFORMATION HAS BEEN OMITTED AND REPLACED WITH “[***]”.

AMENDMENT NO. 1

to

ASSET PURCHASE AND LICENSE AGREEMENT

between

HONEYWELL INTERNATIONAL INC.

and

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

________________________________

Honeywell International Inc., a Delaware corporation (“Seller”) and Innovative Solutions and Support, Inc., a Pennsylvania corporation, (“Purchaser”) entered into an Asset Purchase and License Agreement, dated June 30, 2023, (the “Main Agreement”).

The Parties now desire to amend the Main Agreement by this Amendment No. 1 (this “Amendment”, and thereafter referred to together with the Main Agreement as the “Agreement”) as entered into as of the date of last signature below (the “Effective Date”) as follows:

AMENDMENT

1.	The following part numbers are hereby removed from Schedule 2.1(a)(ii), Non-Exclusive Licensed Products of the Main Agreement:

[***]

2.	The last sentence of Section 2(b), Reporting & Payments, of Schedule C of the Transition Services Agreements (Exhibits B and C of the Main Agreement), is hereby deleted in its entirety and replaced with the following:

Purchaser will invoice Seller for the NET of revenue amount owed to Purchaser less any fees (COS) owed to Seller, as detailed in the report.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

INNOVATIVE SOLUTIONS AND SUPPORT, INC. Signature: Name: Title: Date:	HONEYWELL INTERNATIONAL INC. Signature: Name: Title: Date: